Exhibit 99.1

MEDIA CONTACTS
Mary Ellen Ynes
A&R Edelman
650-762-2849
mynes@ar-edelman.com
FOR IMMEDIATE RELEASE
Intervoice Updates Second Fiscal Quarter
Revenue Outlook and Announces Acquisition of
IP Contact Center Solution
Intervoice Acquires Assets of Nuasis to Enhance Growth Strategy
DALLAS — September 5, 2006 — Intervoice, Inc., (NASDAQ: INTV), a world leader in converged voice and information solutions, announced today that it expects revenue to be near or slightly above the top end of the previously announced range of $44 to $49 million for its second quarter ended August 31, 2006. In addition, Intervoice announced that it has purchased the assets of Nuasis, a leading provider of Internet-enabled, customer contact software. As part of the agreement, Intervoice has purchased Nuasis’ products, intellectual property, customer and channel contracts and other assets, and will assume certain obligations. Also, Intervoice hired many of Nuasis’ employees who joined the company effective September 1, 2006. Based on the transaction, Intervoice will continue to serve Nuasis’ customers and will now have an opportunity to distribute the leading-edge IP contact center suite to existing and new Intervoice customers.
With this acquisition, Intervoice takes a leap forward in fulfilling the goals of its strategic growth plan, while also meeting the growing demand of its customers for new contact center applications. The Nuasis offering allows Intervoice to bring new IP-based contact center applications to the agent desktop, including web-chat and email response applications, along with its market leading speech-enabled IVR and voice portal solutions. The solution provides very flexible deployment options. In addition to traditional premise-based deployments, the offering supports remote based agents and hosted solutions.
“Today’s announcement by Intervoice changes the contact center landscape,” said Daniel Hong, Senior Voice Business Analyst at DataMonitor. “The acquisition couples Intervoice’s strength in speech self-service with a next-generation IP contact center application that includes multi-site virtualization, multi-media routing, business intelligence, monitoring and reporting, CTI and outbound capabilities. Intervoice is now able to offer customers a total solution that is completely switch-independent. It is a great solution match-up to compete in the broader contact center market.”

Pairing Delivers Complete Solutions Suite to the Contact Center
With over 5,000 customers worldwide, Intervoice has deep domain expertise in IVR and speech applications that provide solutions to companies within their contact centers. The addition of the Nuasis product suite and the NuContact Center routing software broadens the application expertise of the company and opens new product opportunities within the contact center.
The software-only, standards-based product lines have a competitive advantage over traditional CTI / automatic call distributor vendors. The seamless integration of self-service and live assistance allows customers greater flexibility to move from one service model to another as required. The standards-based software solutions also simplify integration with other enterprise software applications for the purpose of retrieving and presenting information to a customer in a self-service application or using the information to intelligently route customer contacts to the best agent and/or present agents with screen pops of customer data records. The NuContact Center product combined with the Intervoice services methodology will complete the Intervoice technology practice for the contact center. Nuasis brings contact center expertise, along with the rapid approach to design, configuration, and deployment for solutions that synthesize the call process and provide a seamless customer experience across multiple communication channels.
“Several years ago we began to transition Intervoice to a new direction, one based on open standards and converged voice and data networks.” said Bob Ritchey, president and CEO of Intervoice. “The objective behind this asset purchase is to accelerate our multi-channel automation and IP contact center product strategy. Intervoice is enhancing the value we bring to our customers by providing a solution that expands our reach into the contact center. It also enables Intervoice to immediately lead the way in helping customers to reduce contact center operating costs and improve customer service.”
Unlike contact center products from competitive companies that require expensive, proprietary PBXs as the underlying infrastructure, the Nuasis solution can be deployed independent of a PBX switch on standard IT infrastructure without the need for cost-prohibitive computer telephony integration.
Details of the asset purchase may be found in the Current Report on Form 8K that will be filed on Wednesday morning, September 6, 2006. The Company has scheduled an investor conference call for 9:00 a.m. Central Time on September 6, 2006, to discuss this asset purchase and update its outlook for the second fiscal quarter. Call in information: dial (800) 289-0533. The conference call confirmation code is 6684306. A Webcast and replay of the call will be available at the Company’s Web site: www.intervoice.com.
About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Intervoice Media Exchange, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company is focused on the enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been proven in more than 23,000 implementations worldwide at companies across a variety of industries. Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.
Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward-looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward-Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.
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